Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2025, with respect to the consolidated financial statements and internal control over financial reporting incorporated by reference in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 333-198083, File No. 333-227594, File No. 333-258488, and File 333-281411).
/s/ GRANT THORNTON LLP
Phoenix, Arizona
March 11, 2025